AVANIR PHARMACEUTICALS, INC. SC TO-C

Exhibit (a)(5)(A)

December 2, 2014

Company name:	Otsuka Holdings Co., Ltd.
Representative name:	Tatsuo Higuchi
President and Representative Director, CEO
Stock ticker:	4578, Tokyo Stock Exchange, First Section
Contact:	Yuji Kogure
Director, Investor Relations Department
Telephone: +81-3-6361-7411

Otsuka Pharmaceutical to Acquire Avanir Pharmaceuticals

Full-scale entry to neurologic diseases area widens core business presence in CNS

We announce that Otsuka Pharmaceutical Co., Ltd. (“Otsuka Pharmaceutical”), agreed with Avanir Pharmaceuticals, Inc. (“Avanir”) to acquire Avanir via an all-cash tender offer (the “Tender Offer”) to be followed by a second-step merger (together with the Tender Offer, the “Acquisition”) through a wholly-owned subsidiary of Otsuka America, Inc. (“Otsuka America”). Otsuka Pharmaceutical is headquartered in Chiyoda-ku, Tokyo, and Taro Iwamoto, Ph.D. is its President and Representative Director. Otsuka America is headquartered in San Francisco, California, and Noriko Tojo is its President and CEO. Avanir is headquartered in Aliso Viejo, California, and Keith A. Katkin is its president and CEO.

1. Objectives of the Acquisition

Avanir is a biopharmaceutical company specializing in CNS diseases. It was founded in 1988 in Southern California and now employs approximately 500 people. Avanir developed and launched NUEDEXTA® (dextromethorphan hydrobromide/quinidine sulfate) 20 mg/10 mg capsules in the US in February 2011 as the world’s first and only approved treatment for the neurologic disease pseudobulbar affect (PBA). Sales of NUEDEXTA in the twelve-month period from July 2013 through June 2014 were USD 94 million, a 50% increase over the prior-year period.

Avanir markets NUEDEXTA in the US through its own sales organization of over 300 sales representatives, 150 of whom were hired to accelerate the continued growth of NUEDEXTA for PBA. The company’s pipeline includes programs in Alzheimer’s disease, Parkinson’s disease, migraine, and other CNS indications. The promising new chemical entity AVP-786, with a target indication for agitation associated with Alzheimer’s disease, is being prepared to enter Phase III clinical trials.

The acquisition of Avanir will bring Otsuka Pharmaceutical three distinct values: 1) NUEDEXTA, created to treat the under-recognized neurologic disease PBA; 2) the late-stage investigational compound AVP-786 in clinical development to treat agitation associated with Alzheimer’s disease and; 3) Avanir’s clinical development and commercial expertise in neurologic diseases, which complements Otsuka Pharmaceutical’s capabilities in psychiatric diseases. These will accelerate Otsuka Pharmaceutical’s existing expansion strategy in the neurologic area, widening the overall CNS portfolio, inclusive of the psychiatric and neurologic areas, supporting both short-and medium-term growth.

This acquisition is consistent with the Otsuka Group’s investment philosophy: invest in companies and businesses with which we can share a common management philosophy, human resources, products and technology to enhance corporate value; and invest with long-term perspective. The acquisition is based on the concepts of creativity and proof through execution that Otsuka esteems.

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Otsuka Pharmaceutical president Taro Iwamoto commented, “As we bring together Otsuka’s experience and business track record in the area of mental illnesses with Avanir’s strengths in neurologic diseases, we believe that we can evolve into a truly global CNS pharmaceutical company. Avanir’s creativity and proven execution on drug discovery and development for largely unexplored medical indications, typified by PBA, represents a hand-in-glove fit with Otsuka’s culture. We admire and respect Avanir’s innovative vision and execution, and want to continue to grow together.”

Keith A. Katkin, president and chief executive officer of Avanir Pharmaceuticals, also noted, “I am extremely excited to see these two organizations come together to create a leading CNS company. Otsuka is a clear leader in psychiatry and Avanir in neurology; together I believe our organizations will be able to more rapidly develop and commercialize needed medications to potentially help millions of patients around the world.”

2. Method and Schedule for Avanir’s Common Stock Acquisition

1) Offeror in the Public Tender Offer

Bigarade Corporation

We established an acquisition vehicle, Bigarade Corporation (“Acquisition Sub”), as Otsuka America’s wholly owned subsidiary, a Delaware corporation, for the purpose of the Acquisition. After the Tender Offer has concluded, Acquisition Sub will merge with and into Avanir, and Avanir will become Otsuka America’s direct wholly owned subsidiary and an indirect wholly owned subsidiary of Otsuka Pharmaceutical.

2) Company Subject to the Public Tender Offer

Avanir Pharmaceuticals, Inc.

3) Type of Stock that is to be Acquired

Common Stock

4) Tender Offer Price

US $17.00 (Seventeen Dollars) per share of Common Stock

5) Capital Required for the Acquisition

Approximately US $3,539 million (calculated using the treasury stock method)

Note: This amount is the product of the total number of outstanding shares of Avanir Common Stock (on a fully diluted basis) multiplied by the per-share price set forth at 4) above.

6) Tender Offer Period

The initial tender offer period will begin within 10 business days from the date final agreement was reached with Avanir on this matter (December 1, Japan time), and it will end 20 business days after its commencement.

Additionally, if the tender offer conditions are not satisfied, we will be obligated to extend the tender offer period under certain circumstances; however, in no event will we be obligated to extend the tender offer period beyond September 2, 2015.

7) Minimum number of shares tendered

Bigarade Corporation will consummate the tender offer in the event that more than 50% of the issued and outstanding shares of Avanir’s Common Stock are tendered.

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3. Change in the number of shares of Avanir common stock that we own as a result of the Tender Offer

Percentage owned prior to the Tender Offer: 0%

Percentage owned after the Tender Offer: 100%*

* This number is based on the situation where we are able to acquire 100% of Avanir’s Common Stock via the Tender Offer and subsequent Merger.

4. Avanir Overview

Corporate name	Avanir Pharmaceuticals, Inc.
Date established	1988
Representative	Keith A. Katkin, President and Chief Executive Officer
Address	30 Enterprise, Suite 400 Aliso Viejo, CA 92656, US
Capital	US 19,366 dollars (as of September 30, 2014)
Number of shares outstanding	193,508,327 shares of Common Stock (as of September 30, 2014)
Fiscal year end	September
Number of employees	485 (as of September 30, 2014)
Major shareholders and percentage of ownership (as of September 30, 2014)	T. Rowe Price Associates, Inc. 14.5% BAKER BROS. ADVISORS LP 10.8% Fidelity Management and Research LLC 10.5%
Relationship with Otsuka Holdings Co., Ltd.	There is no capital, personnel or transactional relationship between Avanir and Otsuka Holdings Co., Ltd. that needs to be disclosed.

Trend in financial results in recent fiscal years

(In thousands of dollars)	Year ended September 2013	Year ended September 2012	Year ended September 2011
Sales	75,365	41,275	10,495
Operating income (loss)	(71,426)	(58,402)	(60,629)
Net earnings	(75,475)	(59,743)	(60,631)
Total assets	76,079	86,011	89,648
Net assets	18,471	36,837	71,339

5. About NUEDEXTA, a treatment for PBA (pseudobulbar affect), a neurologically based disease

PBA is a neurologic condition characterized by sudden and uncontrollable, disruptive laughing and/or crying outbursts that are often contrary or exaggerated in relation to the patient’s inner mood state. As a result, many of those afflicted with PBA show significant impairment on standard measure of health status, and impairments in occupational and social function, often leading to social isolation. PBA occurs secondary to a variety of neurologic conditions such as traumatic brain injury, multiple sclerosis, amyotrophic lateral sclerosis, Parkinson’s disease, stroke and Alzheimer’s disease. When these disorders damage areas of the brain that regulate normal emotional expression, they can lead to uncontrollable, disruptive episodes of crying or laughing.**

In the US, the potential number of patients is estimated to be approximately two million people. The disease was neglected for many years in absence of an approved treatment. NUEDEXTA is an innovative combination of two well-characterized components; dextromethorphan hydrobromide (20 mg), the ingredient active in the central nervous system, and quinidine sulfate (10 mg), a metabolic inhibitor enabling therapeutic dextromethorphan concentrations. Dextromethorphan acts on the sigma-1 and NMDA receptors in the brain, although the mechanism by which NUEDEXTA exerts therapeutic effects in patients with PBA is unknown.

**King R, Reiss J: The epidemiology and pathophysiology of pseudobulbar affect and its association. Degenerative Neurological and Neuromuscular Disease. 2013; 3: 23-31.

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6. Whether or not there exists agreement between Avanir Pharmaceuticals, Inc. and Otsuka Holdings Co., Ltd. regarding the Tender Offer

Avanir resolved to recommend the Tender Offer to its stockholders at a meeting of its board of directors held on December 1, 2014 (U.S. Pacific time).

7. Financial Impact

We will provide an additional notification once the details are fixed regarding the impact that this acquisition will have on our consolidated financial results.

Note to Investors

The tender offer to purchase shares of Avanir common stock referenced in this press release has not yet commenced, and this press release is neither an offer to purchase, nor a solicitation of an offer to sell, any securities. The tender offer to purchase shares of Avanir common stock will be made only pursuant to a Tender Offer Statement on Schedule TO containing an offer to purchase, forms of letters of transmittal and other documents relating to the tender offer (the “Tender Offer Statement”), which Bigarade Corporation, a wholly-owned indirect subsidiary of Otsuka, will file with the Securities and Exchange Commission (the “SEC”). Avanir will file with the SEC a Solicitation/Recommendation Statement with respect to the tender offer (the “Recommendation Statement”). THE TENDER OFFER STATEMENT AND THE RECOMMENDATION STATEMENT WILL CONTAIN IMPORTANT INFORMATION THAT SHOULD BE READ CAREFULLY AND CONSIDERED BEFORE ANY DECISION IS MADE WITH RESPECT TO THE TENDER OFFER. Both the Tender Offer Statement and the Recommendation Statement will be mailed to Avanir stockholders free of charge. Investors and security holders of Avanir also are advised that they may also obtain free copies of the Tender Offer Statement and other documents filed by Bigarade Corporation with the SEC (when these documents become available) and the Recommendation Statement and other documents filed by Avanir (when these documents become available) on the SEC’s website at www.sec.gov.

Forward-looking Statements

Certain statements contained in this press release, including without limitation expectations as to future sales and operating results, constitute forward-looking statements. Forward-looking statements in this press release include statements regarding the anticipated benefits of the transaction; statements regarding the anticipated timing of filings and approvals relating to the transaction; statements regarding the expected timing of the completion of the transaction; and any statements of assumptions underlying any of the foregoing. Words such as “expects,” “anticipates,” “believes,” “plans,” “intends,” “estimates,” “projects,” “forecasts,” “outlook,” and similar expressions are also intended to identify forward-looking statements. The statements involve known and unknown risks, uncertainties, and other factors which may cause the company's actual results, earnings, performance, or achievements to be materially different from any future results, performance, or achievements expressed or implied by such forward-looking statements. Such factors include, but are not limited to, the following: general industry and market conditions, general domestic and international economic conditions such as interest rate and currency exchange fluctuations, technological advances and patents attained by competitors, challenges inherent in new product development and clinical trials, claims and concerns about product safety and efficacy, obtaining regulatory approvals, domestic and foreign healthcare reforms, and healthcare cost containment, laws and regulations affecting domestic and foreign operations, and failure to gain market acceptance or third-party consents. Risks and uncertainties that could cause results to differ from expectations also include: uncertainties as to the timing of the tender offer and merger; uncertainties as to how many Avanir stockholders will tender their stock in the offer; the risk that competing offers will be made; and the possibility that various closing conditions for the transaction may not be satisfied or waived, including that a governmental entity may prohibit, delay or refuse to grant approval for the consummation of the transaction. We will not undertake and specifically decline any obligation to update or correct any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

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